Offshore Logistics, Inc.

224 Rue De Jean – 70508
Post Office Box 5C
Lafayette, Louisiana 70505
Tel: (337) 233-1221
Fax: (337) 235-6678

PRESS RELEASE

OFFSHORE LOGISTICS, INC. ANNOUNCES SUCCESSFUL COMPLETION OF CONSENT SOLICITATION

        LAFAYETTE, LA, August 16, 2005-Offshore Logistics, Inc. (NYSE: OLG) announced today the successful completion of its previously announced consent solicitation. As of 5:00 p.m., New York City time, on August 15, 2005, the Company had received the requisite consents from holders of its 6 1/8% Senior Notes due 2013 (the “Notes”) to waive defaults under and make amendments to the indenture under which the Notes were issued.

        The Note holders waived any past defaults under the indenture relating to the Notes in connection with the Company’s failure to timely file and deliver its Form 10-K for the fiscal year ended March 31, 2005 and other financial reports and related documents. In addition, the indenture has been amended to extend until November 15, 2005 (or, at the election of the Company and upon payment of an additional fee, until December 15, 2005 or January 16, 2006, as applicable) the period in which the Company must file and deliver its financial reports and related documents.

        Goldman, Sachs & Co. was the Solicitation Agent for the consent solicitation and Global Bondholder Services Corporation was the Information Agent for the consent solicitation.

        Offshore Logistics, Inc. is a major provider of helicopter transportation services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the United States Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Russia, Egypt and the Far East. The Company’s Common Stock is traded on the New York Stock Exchange under the symbol OLG.

Statements contained in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the year ended March 31, 2004 and the Company’s reports on Form 10-Q for the quarters ended June 30, 2004, September 30, 2004, and December 31, 2004. Offshore Logistics, Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.

Investor Relations Contact:
Brian Voegele
Phone: (337) 233-1221
Fax: (337) 235-6678
bvoegele@olog.com